Exhibit 99.1

For release: August 3, 2007

Contact: Gerald Coggin,

Senior VP of Corporate Relations

Phone: (615) 890-2020

NHC Adopts Stockholder Rights Plan

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), one of the nation’s oldest long-term health care companies, today announced that its Board of Directors has approved the adoption of a stockholder rights plan (the “Plan”). Under the Plan, all stockholders of record as of the close of business on August 2, 2007 will receive a distribution of rights to purchase shares of a newly authorized series of preferred stock. The rights become exercisable in the event that a tender offer for at least 20 percent of NHC’s common stock is announced, or an acquirer acquires at least 20 percent of the shares of the common stock.

“Our Board of Directors has adopted the Plan to help protect the long-term interests of our stockholders. While the Plan will not prohibit the acquisition of the Company, it establishes certain rights to ensure that should any unsolicited acquisition occur, it would be on terms that maximize value and are equitable to all stockholders,” stated Robert G. Adams, President and Chief Executive Officer. The adoption of the Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights, which expire on August 2, 2017, will be distributed to stockholders as of the close of business on August 2, 2007, the record date, as a non-taxable distribution. There will be no rights certificates issued unless certain conditions are met. The rights are not currently exercisable and will initially trade with NHC’s common stock.  Additional details regarding the Plan will be outlined in a summary to be mailed to stockholders as of the record date.

NHC affiliates operate 73 long-term health care centers with 9,129 beds. NHC affiliates also operate 31 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice and a rehabilitation services company. Other information about the company can be found on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHC’s best judgment as of the date of this release.